UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

Accenture SCA

(Exact name of Registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation)	000-49713 (Commission File Number)	98-0351796 (I.R.S. Employer Identification No.)

46A, Avenue J.F. Kennedy

L-1855 Luxembourg

(Address of principal executive offices)

Registrant’s telephone number, including area code: (352) 26 42 35 00

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On February 28, 2011, Accenture SCA, through its Accenture International S.a.r.l. subsidiary, finalized the transfer of 1,411,153 Accenture SCA Class I common shares to Accenture plc. The transfer was in connection with transactions related to Accenture plc’s issuance of Accenture plc Class A ordinary shares delivered pursuant to outstanding options awards, grants of restricted share units and voluntary equity investment program share purchases under Accenture’s equity compensation plans. Accenture International S.a.r.l. received approximately $63.5 million in total cash and receivables in exchange for the 1,411,153 Accenture SCA Class I common shares transferred to Accenture plc.

The Accenture SCA Class I common shares were transferred in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, on the basis that the transaction did not involve any public offering.

After December 20, 2010 (the date of Accenture SCA’s filing of its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission) and prior to February 28, 2011, Accenture SCA and its subsidiaries transferred an additional 6,118,256 Accenture SCA Class I common shares to Accenture plc for similar purposes in unregistered transactions. In aggregate, 7,529,409 Accenture SCA Class I common shares (including the 1,411,153 shares described above) have been transferred to Accenture plc since the filing of Accenture SCA’s Form 10-Q on December 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 4, 2011	ACCENTURE SCA, represented by its General Partner, Accenture plc, itself represented by its duly authorized signatory

/s/ Julie Spellman Sweet
Name: Julie Spellman Sweet